Exhibit 10.1

PACER INTERNATIONAL, INC.

2007 PERFORMANCE BONUS PLAN

I. BONUS PLAN

The Pacer International, Inc., 2007 Performance Bonus Plan (the “Bonus Plan”) is a variable pay plan providing compensation payments that are contingent upon achieving pre-determined performance objectives or criteria with respect to the 2007 fiscal year periods of Pacer International, Inc. (“Pacer International”), and its subsidiaries (collectively with Pacer International, the “Company”). The primary purpose of the Bonus Plan is to incentivize the Company’s employees to use their best efforts on behalf of the Company and to reward the Company’s employees for meeting stated performance goals that are designed to further the growth and success of the Company for the benefit of the Company’s shareholders. The Bonus Plan does not include payment or provision for salary increases (whether based on merit or otherwise), profit-sharing, savings or retirement plans, or recognition awards.

The Bonus Plan is broad-based and includes, for eligibility purposes, all levels of employees within the Company: executive officers, management employees, salaried exempt employees, and salary and hourly non-exempt employees.

The Bonus Plan will be communicated by the senior management of the Company’s various organizational units to their respective employees (for purposes of this Bonus Plan, these organizational units are the Company’s various Business Units, the PGL Sales Unit and the Corporate Unit); among other things these communications will outline the Bonus Plan’s performance objectives for the specific unit as well as for the entire Company on a consolidated basis. The objective of this communication process is to create a “line of sight” link between the Bonus Plan’s performance objectives, the organizational unit’s employees, and the success of the organizational unit and the overall Company.

The Bonus Plan is a “pool-funded” program with periodic accruals for all organizational units booked at the corporate level based on the organizational units’ and the Company’s actual performance against the Bonus Plan’s performance objectives during the relevant period. These accrual decisions are determined by the Chief Executive Officer and Chief Financial Officer of Pacer International, as appropriate.

The Bonus Plan’s objectives are to:

•	align individual behavior with stated business goals and objectives;

•	encourage achievement of specific business goals and objectives;

•	improve business unit, other organizational unit, support department, and overall Company performance; and

•	attract and retain critical talent for the Company.

The performance objectives that are required to be satisfied in order for the Company and each organizational unit to award and pay bonuses with respect to the 2007 fiscal year are comprised of Business Unit operating income targets, PGL Sales Unit gross margin targets, and Company-wide consolidated earnings per share targets; these objectives are established based on the Company’s 2007 operating plan and budget and approved by the Compensation Committee of the Pacer International Board of Directors (the

“Compensation Committee”). Individual employees who are eligible to participate in the Bonus Plan are assigned a target bonus opportunity. For purposes of this Bonus Plan, an organizational unit’s target bonus opportunity is the sum, expressed as a dollar amount, of the target bonus opportunities of the individual employees assigned to that organizational unit. The Bonus Plan can be funded at levels above 100% if actual results exceed the pre-approved performance objectives and such excess funding is approved by the Compensation Committee.

Distribution of bonuses will occur after the determination and funding of the organizational units’ bonus pools, and is expected to take place in February of the following year. If necessary to maintain the deductibility of compensation paid under the Bonus Plan pursuant to Section 162(m) of the Internal Revenue Code, the distribution of bonuses to the Pacer International Chief Executive Officer and four other most highly compensated officers of the Company will not occur until the Compensation Committee has certified that the performance objectives for the payment of such bonuses have been met.

II. INDIVIDUAL BONUS AWARDS

Once the organizational unit bonus pools have been determined, individual bonus awards are determined based on a combination of an individual’s performance and his or her contribution to his or her organizational unit. The Corporate Human Resources Department will provide the various organizational unit management teams with guidelines on making bonus distributions once the organizational unit bonus pools have been determined. Bonus distributions should be based on performance, and those individuals who perform at a higher level should be recognized for their performance.

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As noted, actual bonus awards should be determined based on two components, individual performance and contribution to the success of the organizational unit (or support department within the organizational unit). Employees who receive a Fails to Meet (FM) rating on their performance reviews will not be eligible for any portion of their target bonus for the period in which they received the FM rating.

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An employee must be an active employee at the time the bonus distribution occurs to be eligible to receive the bonus. For purposes of the Bonus Plan, any employee who has given notice prior to the distribution date of an intent to end employment after the distribution date shall not be considered an active employee and shall not be entitled to receive a bonus. An employee who retires in the year in which bonuses are earned and is currently retired at the time the bonus is paid may be entitled to a partial bonus payment pro-rated through the date of retirement. An employee who is on approved FMLA or PDL leave (or other medical leave with similar legal protections) may also be entitled to a bonus payment upon his or her return from leave as required by law.

•	An employee with less than one year of employment may be eligible for a pro-rated bonus.

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If an employee is transferred to a different organizational unit during the fiscal year, his or her bonus payment will be determined and pro-rated for the duration of service to the respective organizational units and the operating or other performance results of such units.

Bonus payments will be determined with reference to the employee’s base salary and target bonus percentage in effect at the end of the fiscal year. The Company shall deduct from all cash distributions under this Bonus Plan any taxes required to be withheld by federal, state, local or foreign government or taxing authority.

III. GENERAL TERMS

Nothing in this Bonus Plan shall confer upon any participant any right or expectation to continue in the Company’s employ, or to interfere in any manner with the absolute right of the Company to change or terminate a participant’s employment at any time for any reason. Neither the Bonus Plan nor any bonus award or right to receive any bonus award shall create or be construed to create a trust or separate fund of any kind or any fiduciary relationship between the Company and any participant or other person. Any right to receive payments from the Company under the Bonus Plan shall be no greater than the right of an unsecured general creditor of the Company.

During a participant’s lifetime, each bonus award, and each right under any bonus award, shall be exercisable only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No bonus award, and no right under any bonus award, may be assigned, alienated, pledged, attached, sold or otherwise transferred to, or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported transfer or encumbrance shall be void and unenforceable against the Company.

This Bonus Plan is a discretionary plan provided by the Company, and it may be amended, modified or supplemented at any time and from time to time, and may be canceled or terminated at any time, in the sole discretion of the Compensation Committee. This Bonus Plan shall be administered by or under the direction and supervision of the Chief Executive Officer of Pacer International, whose determinations shall be final (subject to the approval of the Compensation Committee to the extent required by applicable law or securities exchange listing requirements). Any such amendments, modifications, supplements or determinations shall be made in a manner to maintain the deductibility of compensation paid under this Bonus Plan pursuant to Internal Revenue Code Section 162(m), to the extent such regulation would otherwise impair the deductibility of compensation under this Bonus Plan).

No member of the Board of Directors or any committee of the Board of Directors of Pacer International or any of its subsidiaries, nor any officer of Pacer International or any of its subsidiaries delegated authority under this Bonus Plan, shall be liable for any action or omissions or determination made in good faith by such member, by the Board of Directors or any committee of the Board of Directors of Pacer International or any of its subsidiaries, or by any such officer with respect to this Bonus Plan or any bonus award.

The Bonus Plan shall be construed under the laws of the State of Tennessee, to the extent not preempted by federal law, without reference to the principles of conflict of laws.